DIRECTOR COMPENSATION ARRANGEMENTS

Majesco Entertainment Company's director compensation arrangements are as follows:

The Chair of the Audit Committee will receive an annual retainer of $50,000 (in lieu of other amounts paid to non-employee directors).

Each other non-employee director will receive an annual retainer of $40,000.

In addition to the annual cash retainer, non-employee directors shall receive annual equity grants valued at the following amounts:

    Independent Chairman/Lead Director: $140,000 (commencing August 1, 2006)
    Audit Committee Chair: $60,000
    Compensation Committee Chair: $60,000
    Nominating and Governance Committee Chair: $50,000
    Other non-employees directors: $40,000

The equity grants shall be made pursuant to the 2004 Employee, Director and
Consultant Stock Plan (the "Plan") and shall be a mix of 2/3 restricted stock and 1/3 options to purchase common stock. The restricted stock shall be awarded quarterly with the number of shares determined by dividing the applicable dollar amount by the fair market value (as determined under the Plan) of the Company's common stock as of the quarterly grant date. The stock options will be awarded annually with the number of shares determined by using the black scholes formula. The stock options shall have an exercise price equal to fair market value as determined under the Plan. The shares of restricted stock shall vest and become exercisable six months following the grant date. The stock options shall vest and become exercisable over two years, with half vesting on each of the first and second anniversaries of the grant date.

Notwithstanding the foregoing, for 2005, the Independent Chairman and Lead
Director shall receive an annual equity grant valued at $200,000, comprised solely of stock options, and in lieu of any other equity award due the
Independent Chairman and Lead Director under the policy for 2005.